December 31, 2009

Bruce Foster

1414 Avenue of the Americas

New York, NY 10019

Re: Severance Agreement

Dear Bruce:

I refer you to the 4Kids Entertainment, Inc. Severance Agreement ("Severance Agreement") dated as of October 14, 2009 among you, 4Kids Entertainment Licensing, Inc. (“Employer”) and 4Kids Entertainment, Inc. ("Company").

This letter hereby amends the Severance Agreement as follows:

1. Section 2.1 (a) (i) of the Severance Agreement is hereby deleted in its entirety and replaced by the following revised Section 2.1 (a)(i):

“(i) In the event that Company or Employer enters into an agreement for the sale of the business of Company, which agreement if consummated would result in a "Change of Control" and the closing of the transaction constituting the Change of Control occurs prior to December 31, 2010, Employee may, within three (3) months after the occurrence of the Change of Control, voluntarily terminate his employment in which case Employee shall be entitled to receive a Severance Benefit equal to 2 times his average annual compensation (including bonuses) paid by Employer during the three (3) calendar years prior to the Change of Control.”

2. Section 2.1 (a) of the Severance Agreement is hereby amended by adding to such Section 2.1 (a) the following new subsection 2.1(a) (iii):

“(iii) In the event that Employee is employed by Employer or Company and the closing of a transaction constituting a “Change of Control” has not occurred prior to December 31, 2010, Employee shall have the right, exercisable by the delivery of a written notice to Employer prior to December 31, 2010, to resign or voluntarily terminate Employee’s employment with Employer effective as of the close of business on December 31, 2010. Notwithstanding the foregoing, in the event that as of December 1, 2010 Employer or Company is not engaged in any transaction, the closing of which would constitute a "Change of Control", Employee shall provide Employer with not less than two (2) weeks prior written notice of Employee’s intention to resign as of the close of business on December 31, 2010. If Employee exercises his right to resign or voluntarily terminate Employee's employment with Employer as of the close of business on December 31, 2010, Employer shall pay Employee a severance benefit equal to $242,307.69. Subject to Sections 2.2 (b)-(d) below, Employer’s payments to Employee of the $242,307.69 severance benefit shall be made in appropriate, substantially equal installments to conform with the regular payroll dates for salaried personnel of Employer; provided, however, that subject to Sections 2.2 (b)-(d) below, Employer shall complete payment of said $242,307.69 by no later than 21 weeks after the start of calendar year 2011. For the avoidance of doubt, the $242,307.69 severance benefit provided for in this Section 2.1(a) (iii) shall not be in addition to any payment which Employee may receive pursuant to Section 2.1 (b) above.

Except as specifically amended herein, the Severance Agreement remains in full force and effect.

Please confirm your agreement to the foregoing Amendment to your Severance Agreement by signing and dating the enclosed copy of this letter and returning it to me.

Sincerely yours,
4Kids Entertainment Licensing, Inc.

By: /s/ Alfred R. Kahn

Agreed to and Accepted:

By: /s/ Bruce R. Foster
Bruce Foster

Date: December 31, 2009

Agreed to and Accepted

insofar as concerned:

4Kids Entertainment, Inc.

By: /s/ Alfred R. Kahn

Date: December 31, 2009

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